Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054
James Moniz	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

Intevac Announces Second Quarter 2022 Financial Results

Santa Clara, Calif.—August 3, 2022—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the quarter and six months ended July 2, 2022.

Q2 Highlights:

•	Total backlog at quarter-end increased to over $100 million

•	Revenues exceeded forecast at $9.3 million

•

Gross margin of 48% was above forecast primarily due to favorable mix; and with continued control of expenses, our net loss from continuing operations was reduced to $0.10 per share, an improvement compared to the prior quarter and year-ago period

•

Maintained strength of balance sheet, with $110 million in total cash, cash equivalents, restricted cash, and investments at quarter-end; with subsequent receipt of customer deposits adding to our cash balance in Q3 to date

“We are pleased to report improved financial results for the second quarter of 2022, with upside to our forecast for revenues, gross margin, and net earnings,” commented Nigel Hunton, president and chief executive officer. “With continued strong order momentum in our hard disk drive (HDD) business, we grew backlog to $100 million at quarter-end, reflecting the technology investments and media capacity expansion plans being deployed by HDD industry leaders over the next few years. Importantly, all expansions are taking place on our industry-leading 200 Lean® platform, either through the previously-announced new system purchases or our multi-year tool upgrade and refurbishment program. These backlog levels, along with our continued close partnership with our customers to enable their future media technology roadmaps, continue to support our forecast for at least $200 million of HDD revenues in the 2022 to 2025 timeframe.

“Given the recent softening in some areas of technology spending, we now expect our customers will spread their media capacity additions more evenly across the next three years, which we believe will result in continued year-over-year revenue growth for our HDD business as we look beyond 2022. Additional drivers for revenue growth beyond the HDD market are focused squarely on Intevac’s proprietary TRIO™ technology and manufacturing platform, which we believe offers a compelling solution that addresses the display cover glass market’s most pressing challenges. Our expertise and world-leading knowledge in materials science and creating highly precise and durable coatings from 30 years of HDD developments underpins this new innovation.” Mr. Hunton concluded, “We continue our targeted approach to increasing our revenue growth potential in order to move towards profitability and increased stockholder value. At the same time, we are steadfastly focused on streamlining the company, maintaining the strength of the balance sheet, and we continue to expect to end fiscal 2022 with a similarly strong cash position as year-end 2021.”

($ Millions, except per share amounts)

	Three Months Ended		Three Months Ended
	July 2, 2022		July 3, 2021
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$9.3	$9.3	$5.4	$5.4
Operating Loss	$(2.4)	$(2.4)	$(6.3)	$(6.3)
Net Loss	$(2.8)	$(2.6)	$(6.1)	$(6.1)
Net Loss per Share	$(0.11)	$(0.10)	$(0.25)	$(0.25)

	Six Months Ended		Six Months Ended
	July 2, 2022		July 3, 2021
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$13.8	$13.8	$14.6	$14.6
Operating Loss	$(10.1)	$(7.4)	$(11.9)	$(11.8)
Net Loss	$(10.7)	$(7.6)	$(12.6)	$(11.6)
Net Loss per Share	$(0.43)	$(0.30)	$(0.52)	$(0.48)

Intevac’s non-GAAP adjusted results exclude the impact of the following, where applicable: (i) restructuring charges, (ii) fixed asset disposals associated with a restructuring program and (iii) discontinued operations. A reconciliation of the GAAP and non-GAAP adjusted results is provided in the financial table included in this release. See also “Use of Non-GAAP Financial Measures” section.

Second Quarter 2022 Summary

Revenues were $9.3 million, compared to $5.4 million in the second quarter of 2021, and consisted of HDD upgrades, spares and service. Gross margin was 48.2%, compared to 18.7% in the second quarter of 2021. Operating expenses were $6.9 million, compared to $7.3 million in the second quarter of 2021. The operating loss was $2.4 million compared to $6.3 million in the second quarter of 2021.

The net loss for the quarter was $2.8 million, or $0.11 per diluted share, compared to a net loss of $6.1 million, or $0.25 per diluted share, in the second quarter of 2021. The non-GAAP net loss for the second quarter of 2022 was $2.6 million, or $0.10 per diluted share, compared to a non-GAAP net loss of $6.1 million, or $0.25 per diluted share, in the second quarter of 2021.

Order backlog was $100.2 million on July 2, 2022, compared to $87.2 million on April 2, 2022 and $18.9 million on July 3, 2021. Backlog at July 2, 2022 included eleven 200 Lean HDD systems. Backlog at April 2, 2022 included nine 200 Lean HDD systems. Backlog at July 3, 2021 included solely HDD upgrades, spares and service.

The Company ended the quarter with $110.2 million of total cash, cash equivalents, restricted cash and investments and $125.2 million in tangible book value.

First Six Months 2022 Summary

Revenues were $13.8 million, compared to first-half 2021 revenues of $14.6 million, and consisted of HDD upgrades, spares and service. Gross margin was 37.9%, compared to 21.5% in the first six months of 2021. Operating expenses were $15.3 million, compared to $15.0 million in the first six months of 2021. The operating loss of $10.1 million included $2.7 million of restructuring-related costs, including severance and loss on fixed asset disposals. The net loss was $10.7 million, or $0.43 per diluted share, compared to a net loss of $12.6 million, or $0.52 per diluted share, for the first six months of 2021.

Use of Non-GAAP Financial Measures

Intevac’s non-GAAP results exclude the impact, where applicable, of restructuring charges, fixed asset disposals associated with a restructuring program and discontinued operations. A reconciliation of the GAAP and non-GAAP results is provided in the financial tables included in this release.

Management uses non-GAAP results to evaluate the Company’s operating and financial performance in light of business objectives and for planning purposes. These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Intevac believes these measures enhance investors’ ability to review the Company’s business from the same perspective as the Company’s management and facilitate comparisons of this period’s results with prior periods. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP.

Conference Call Information

The Company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (877) 407-0989 prior to the start time, and reference meeting number 13730730. For international callers, the dial-in number is +1 (201) 389-0921. You may also listen live via the Internet at https://www.webcast-eqs.com/register/intevac20220803_en/en or on the Company’s investor relations website at https://ir.intevac.com/. For those unable to attend live, an archived webcast of the call will be available at the same link.

About Intevac

Founded in 1991, we are the world’s leading provider of hard disk drive (HDD) media processing systems. Over the last 20 years, we have delivered over 180 200 Lean® systems, which currently represent at least 65% of the world’s capacity for HDD disk media production. Today, we believe that all of the new media capacity additions for the HDD industry are being deployed on our 200 Lean platform. With over 30 years of leadership in designing, developing, and manufacturing high-productivity, thin-film processing systems, we also have opportunities to leverage our technology in additional applications, such as protective coatings for the display cover glass market.

For more information call 408-986-9888, or visit the Company’s website at www.intevac.com.

200 Lean® is a registered trademark of Intevac, Inc. and TRIO™ is a trademark of Intevac, Inc.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: the Company’s revenue growth potential and future financial performance. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. These risks include, but are not limited to, global economic impacts of COVID-19 including shipment delays, availability of components, supply chain constraints and other disruptions related to COVID-19, and changes in market dynamics that could change the delivery schedule of our systems and upgrades, each of which could have a material impact on our business, our financial results, and the Company’s stock price. These risks and other factors are detailed in the Company’s periodic filings with the U.S. Securities and Exchange Commission.

INTEVAC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Six months ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net revenues	$9,307	$5,369	$13,752	$14,607
Gross profit	4,487	1,006	5,209	3,140
Gross margin	48.2%	18.7%	37.9%	21.5%
Operating expenses
Research and development	2,868	3,118	7,028	6,483
Selling, general and administrative	4,016	4,197	8,265	8,531

Total operating expenses	6,884	7,315	15,293	15,014

Total operating loss	(2,397)	(6,309)	(10,084)	(11,874)
Interest and other income (expense), net	317	20	310	50

Loss from continuing operations before provision for (benefit from) income taxes	(2,080)	(6,289)	(9,774)	(11,824)
Provision for (benefit from) income taxes	500	(165)	526	(132)

Net loss from continuing operations	(2,580)	(6,124)	(10,300)	(11,692)
Net loss from discontinued operations, net of taxes	(238)	(2)	(373)	(938)

Net loss	$(2,818)	$(6,126)	$(10,673)	$(12,630)

Net loss per share
Basic and diluted - continuing operations	$(0.10)	$(0.25)	$(0.41)	$(0.48)
Basic and diluted - discontinued operations	$(0.01)	$(0.00)	$(0.01)	$(0.04)
Basic and diluted - net loss	$(0.11)	$(0.25)	$(0.43)	$(0.52)
Weighted average common shares outstanding
Basic and diluted	25,141	24,241	24,970	24,137

INTEVAC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	July 2, 2022	January 1, 2022
	(Unaudited)	(see Note)
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$84,837	$112,949
Accounts receivable, net	30,321	14,261
Inventories	11,771	5,791
Prepaid expenses and other current assets	1,532	1,827

Total current assets	128,461	134,828
Long-term investments	24,565	7,427
Restricted cash	786	786
Property, plant and equipment, net	3,311	4,759
Operating lease right-of-use-assets	3,510	4,520
Deferred income tax and other long-term assets	5,018	5,449

Total assets	$165,651	$157,769

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current operating lease liabilities	$3,199	$3,119
Accounts payable	3,609	5,320
Accrued payroll and related liabilities	3,542	5,505
Other accrued liabilities	3,042	3,665
Contract advances	24,760	2,107

Total current liabilities	38,152	19,716
Non-current liabilities
Non-current operating lease liabilities	2,102	3,675
Other long-term liabilities	237	363

Total non-current liabilities	2,339	4,038
Stockholders’ equity
Common stock ($0.001 par value)	25	25
Additional paid-in capital	201,478	199,073
Treasury stock, at cost	(29,551)	(29,551)
Accumulated other comprehensive income (loss)	(9)	578
Accumulated deficit	(46,783)	(36,110)

Total stockholders’ equity	125,160	134,015

Total liabilities and stockholders’ equity	$165,651	$157,769

Note: Amounts as of January 1, 2022 are derived from the January 1, 2022 audited consolidated financial statements.

INTEVAC, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Six months ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Non-GAAP Loss from Operations
Reported operating loss (GAAP basis)	$(2,397)	$(6,309)	$(10,084)	$(11,874)
Restructuring charges [1]	—	—	1,232	43
Loss on fixed asset disposals[2]	—	—	1,453	—

Non-GAAP Operating Loss	$(2,397)	$(6,309)	$(7,399)	$(11,831)

Non-GAAP Net Loss
Reported net loss (GAAP basis)	$(2,818)	$(6,126)	$(10,673)	$(12,630)
Continuing operations:
Restructuring charges [1]	—	—	1,232	43
Loss on fixed asset disposals[2]	—	—	1,453	—
Income tax effect of non-GAAP adjustments[3]	—	—	—	—
Discontinued operations[4]	238	2	373	938

Non-GAAP Net Loss	$(2,580)	$(6,124)	$(7,615)	$(11,649)

Non-GAAP Net Loss Per Diluted Share
Reported net loss per diluted share (GAAP basis)	$(0.11)	$(0.25)	$(0.43)	$(0.52)
Continuing operations:
Restructuring charges [1]	$—	$—	$0.05	$0.00
Loss on fixed asset disposals[2]	—	—	0.06	—
Discontinued operations[4]	0.01	0.00	0.01	0.04
Non-GAAP Net Loss Per Diluted Share	$(0.10)	$(0.25)	$(0.30)	$(0.48)
Weighted average number of diluted shares	25,141	24,241	24,970	24,137

[1]

Results for the six months ended July 2, 2022 and July 3, 2021 include severance and other employee-related costs related to restructuring programs. Restructuring costs for the six months ended July 2, 2022 include $1.2 million for estimated severance and the related modification of certain stock-based awards.

[2]	The amount represents fixed asset disposals under the 2022 restructuring plan.
[3]

The amount represents the estimated income tax effect of the non-GAAP adjustments. The Company calculated the tax effect of non-GAAP adjustments by applying an applicable estimated jurisdictional tax rate to each specific non-GAAP item.

[4]	The amount represents discontinued operations of the Photonics business that was sold on December 30, 2021.